Principal Global Investors, LLC 801 Grand Avenue Des Moines, IA 50309 1-800-533-1390 tel www.principalglobal.com

June 28, 2017

State Street Global Services Channel Center
1 Iron Street
Boston, MA 02210
Attention: Julie D. Fisher, Managing Director

Re: PRINCIPAL EXCHANGE-TRADED FUNDS (the "Trust'")

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as Principal Spectrum Preferred Securities Active ETF (the "Portfolio").

In accordance with Section 20.5, the Additional Portfolios provision, of the Custodian Agreement dated as of May 21, 2015, as amended, modified, or supplemented from time to time (the "Agreement"), by and among each registered investment company party thereto, and State Street Bank and Trust Company ("State Street"), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 20.6 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

PRINCIPAL EXCHANGE-TRADED FUNDS
on behalf of:
PRINCIPAL SPECTRUM PREFERRED SECURITIES ACTIVE ETF

By:	/s/ Layne A. Rasmussen
Name:	Layne A. Rasmussen
Title:	Vice President, Duly Authorized

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: July 10, 2017